4889-5770-5328.2 Calculation of Filing Fee Tables FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ________________________________ HARLEY-DAVIDSON, INC. (Exact name of Registrant as specified in its charter) Table 1: Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered(1) Proposed Maximum Offering Price Per Unit(2) Maximum Aggregate Offering Price(2) Fee Rate Amount of Registration Fee Equity Common Stock, $.01 par value per share Other 3,100,000(3) $28.42(2) $88,102,000.00 (2) 0.00014760 $13,003.86 Total Offering Amounts - $88,102,000.00 - $13,003.86 Total Fee Offsets - - - - Net Fee Due - - - $13,003.86 (1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Harley-Davidson, Inc. Common Stock that may be offered or sold pursuant to the Harley-Davidson, Inc. 2020 Incentive Stock Plan (the “Plan”) as a result of stock splits or stock dividends. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. (2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Harley-Davidson, Inc. Common Stock as reported on the New York Stock Exchange on November 6, 2023. (3) Represents 3,100,000 additional shares of Harley-Davidson, Inc. Common Stock issuable under the Plan.